UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2009

ReoStar Energy Corporation
(Name of small business in its charter)

Issuer's telephone number: (817) 989-7367

Nevada	000-52316	20-8428738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3880 Hulen St., Suite 500, Ft. Worth, TX (Address of principal executive offices)	76107 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1: Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

              On May 20, 2009, ReoStar Energy Corporation (the "Company") entered into a Purchase and Sale Agreement with ZAZA Energy, LLC, a Texas limited liability company, and Eli Smith, an individual (the "Purchase Agreement"), and a Exploration and Development Agreement with ZAZA Energy (the "Development Agreement"). The agreements relate to the Company's acquisition of 13,000 acres leasehold estate with rights to acquire an additional 30,000 acres designated within an area of mutual interest, known as the Hackberry Prospect. Also included in the acquisition are three vertical well bores and the rights to review 44 miles of seismic data.

              The Hackberry Prospect is located in South Texas and the acquired acreage is located in Lavaca and Colorado Counties and is contiguous. The leases grant the rights to explore for commercial hydrocarbon deposits at all depths. The acquired acreage is within the trend of the Eagle Ford shale play.

              For a purchase price of $5,500,000 and the assumption of no liabilities, the Purchase Agreement provides that at the closing, the Company will acquire all of the rights to the leases at the closing, with the sellers retaining a one-percent working interest; an overriding royalty interest equal to the difference between 25% of 8/8ths and the lessor's royalty burden, determined on a lease-by-lease basis, and a back-in after prospect payout working interest equal to approximately 20%. The Purchase Agreement contains certain representations, warranties, and covenants typical of transactions of this nature.

              The Development Agreement provides that ZAZA Energy will serve as the operator of record with respect to the Hackberry Prospect and to provide technical support for its development, with the Company acting as the contract operator. The ZAZA staff includes geo-scientists, technical support and land acquisition specialists. As compensation for ZAZA Energy, the Company will issue to ZAZA Energy an aggregate of 12,000,000 shares of the Company's common stock and an overhead payment of $1,500,000 per year for three years. The shares of the Company's common stock will be issuable pursuant to Section 4(2) of the Securities Act of 1933. The Development Agreement has a term of three years and can be extended beyond the initial term by mutual written consent of the parties.

              Both transactions are to close concurrently, and the closing is subject to certain conditions precedent, including the consummation by the Company of a minimum of $15 million in financing. If the transactions do not close by August 1, 2009, the agreements will terminate and be of no further force and effect.

SIGNATURES

              Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
ReoStar Energy Corporation

Date: May 27, 2009	/s/ Mark S. Zouvas
Mark S. Zouvas, Chief Executive Officer